Exhibit 10.3

AMENDMENT TO LOAN AGREEMENT

This Amendment (the “Amendment”) to that certain Loan Agreement (“Loan Agreement”) dated January 14, 2024 (the “Effective Date”), by and between SciSparc Ltd., an Israeli limited Company (the “Lender”), and AutoMax Motors Ltd., an Israeli limited company (the “Borrower”), is entered into effect as of June 9, 2024 (the “Amendment Effective Date”).

Unless otherwise defined, capitalized terms used herein shall have the meanings ascribed to them in the Loan Agreement.

The Lender and the Borrower agree to amend the Loan Agreement, as set forth below, effective as of the Amendment Effective Date:

1.	Amendment.

1.1.	Section 1A shall be added to the Loan Agreement, and read as follows:

The Lender shall loan to the Borrower an additional loan in an amount of one million US dollars (US $1,00,000) (the “Additional Amount”). The Lender, in its discretion, shall provide the Additional Amount on the Amendment Effective Date, in US dollars or New Israeli Shekels, based on the USD/NIS exchange rate published by the Bank of Israel most recently prior to the date hereof, by wire transfer of immediately available funds to the bank account, details of which have been provided by the Borrower in writing. Any part of the Additional Amount shall bear interest from the date it was transferred to the Borrower, at a rate of 7% per annum (or 9% per annum if the Transaction is eventually not consummated prior to the Repayment Date), compounded annually and calculated on the basis of a year of 365 days and the actual number of days elapsed (the “Interest”, and together with the Principal Amount and the Additional Amount – the “Loan Amount”). The Borrower has a right, at its sole discretion, to prepay the Loan Amount at any time, in whole or in part, without premium or penalty. Any repayment of the Loan Amount shall be made in U.S. dollars. Throughout the term of this Agreement and Amendment thereto, the loan hereunder shall be subordinated to Series B debentures of the Borrower traded on the Tel Aviv Stock Exchange Ltd., senior to any other future debt of the Borrower incurred not in the ordinary course of business, and pari-passu with any other current or future debt of the Borrower.

1.2.	Any reference in the Agreement to “Loan Amount” shall include the Additional Loan, as applicable.

1.3.	Section 2 of the Loan Agreement shall be replaced in its entirety with the following:

Unless otherwise agreed between the parties in writing, the Loan Amount is due and payable upon the earlier of: (i) the date on which the Transaction is closed – in which event the Loan Amount accrued on such date shall be deemed a part of, and set-off against, the Consideration, and shall be deemed repaid in full by the Lender; or (ii) in the event the Merger Agreement is terminated in accordance with the provisions thereof – on the three (3) month anniversary date of such termination date (each, the “Repayment Date”).

2.	Miscellaneous.

2.1	Effective Date. This Amendment shall enter into effect as of the Amendment Effective Date.

2.2	No Further Amendments. Each of the Lender and the Borrower acknowledges and agrees that, except for the changes set forth herein, the provisions of the Loan Agreement remains unchanged and in full force and effect.

2.3	Counterparts. This Amendment may be executed in any number of counterparts, by scanned copy or original signature, each of which shall be deemed an original and enforceable against the party actually executing such counterpart, and all of which together shall constitute one and the same instrument.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered on and as of the Amendment Effective Date.

Lender:		Borrower:

SciSparc Ltd.		AutoMax Motors Ltd.

/s/ Tomer Levy
Automax Motors Ltd.
		By:	Tomer Levy
		Its:	Director

/s/ Oz Adler
SciSparc Ltd.
By:	Oz Adler
Its:	CEO

/s/ Itschak Shrem
SciSparc Ltd.
By:	Itschak Shrem
Its:	President

[Signature Page- Loan Agreement Amendment]